EXHIBIT 21 SUBSIDIARIES

Subsidiaries of the Company

State or Other Jurisdiction of
Name of Entity	Incorporation or Organization

99¢ Only Stores Texas, Inc.	Delaware
99¢ Only Stores	Nevada
Wilshire Alvarado Associates, LLC	California

All subsidiaries are 100% owned unless otherwise noted.